Exhibit 10.23

AMENDMENT NO. 1

TO

AMERICAN CRYSTAL SUGAR COMPANY

RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, the Board of Directors of American Crystal Sugar Company (“ACSC”) previously adopted the American Crystal Sugar Company Restated Supplemental Executive Retirement Plan (the “Plan”), generally effective January 1, 2008; and

WHEREAS, pursuant to Section 5.01 of Article 5 of the Plan, the Board of Directors has the authority to amend the Plan at any time; and

WHEREAS, the Board of Directors deems it necessary to modify certain provisions of the Plan to reflect certain new classes of employees who may become eligible to participate in the Plan;

NOW, THEREFORE, RESOLVED, that, effective as of the dates set forth below, the American Crystal Sugar Company Restated Supplemental Executive Retirement Plan be and it is hereby amended as follows:

1.                                       Section 2.01 of Article 2 of the Plan is hereby amended in its entirety to read as follows:

“2.01.     ELIGIBILITY TO PARTICIPATE

The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and any Vice-President shall be eligible to participate in the Plan.  Further, any employee employed by the Company on or after September 1, 2012, whose annual compensation exceeds the annual limitation set forth in Code Section 401(a)(17) shall be eligible to participate (i) for purposes of  the Pension SERP Account, effective January 1, 2012, and (ii) for all other purposes, effective January 1, 2013.  In addition, the Board of Directors or its delegate may, from time to time, identify other employees of the Company who are select management or highly compensated employees of the Company as eligible to participate in this Plan on the date designated by the Board of Directors.  The Company shall designate whether such employee is eligible to be credited with Company contributions pursuant to Section 3.01, to make employee contributions pursuant to Section 3.02, or both.  Any employee who becomes eligible to participate in the Plan shall continue to participate until otherwise determined by the Board of Directors; provided, however, that the discontinuation of an employee’s participation shall not alter, impair or reduce the value of any benefits previously accrued by such employee without his or her consent.”

2.                                       Except as expressly modified herein, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Chief Executive Officer of American Crystal Sugar Company has caused this instrument to be executed as of this 2nd day of October, 2012.

AMERICAN CRYSTAL SUGAR COMPANY

By	/s/ David A. Berg
David A Berg, Chief Executive Officer

STATE OF MINNESOTA	)
) SS.
COUNTY OF Clay	)

On this 2nd day of October, 2012, before me personally appeared David A. Berg to me personally known, who, being by me first duly sworn, did depose and say that he is the Chief Executive Officer of American Crystal Sugar Company, the corporation named in the foregoing instrument; that the seal (if any) affixed to said instrument is the corporate seal of said corporation, and that said instrument was signed and sealed (if sealed) on behalf of said corporation by authority of its Board of Directors; and he acknowledged said instrument to be the free act and deed of said corporation.

/s/ Cecile M. Satrom
Notary Public